As filed with the Securities and Exchange Commission on April 2, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cablevision Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

11-3415180

(I.R.S. Employer Identification No.)

1111 Stewart Avenue

Bethpage, New York 11714

(516) 803-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Victoria D. Salhus

Senior Vice President, Deputy General Counsel and Secretary

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

(516) 803-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John P. Mead

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated file ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Debt Securities	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price or number of the debt securities is being registered as may from time to time be offered, reoffered or resold, at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of the debt securities. In accordance with Rules 456(b) and 457(r), Cablevision Systems Corporation is deferring payment of all of the related registration fees.

This Registration Statement contains a prospectus relating to both the offering of newly issued debt securities and remarketing or other resale transactions that occur on an ongoing basis in debt securities that have been previously or will be issued under this Registration Statement.

Cablevision Systems Corporation

Debt Securities

Cablevision Systems Corporation from time to time may offer to sell debt securities at prices and on other terms to be determined at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus or term sheet. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investing in the securities involves risks. See “Risk Factors” on page 1 of this prospectus, the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and the applicable prospectus supplement or term sheet may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Cablevision Systems Corporation may use this prospectus and the applicable prospectus supplement or term sheet in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated April 2, 2010.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering, including amounts, prices and terms of the debt securities being offered. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with additional information described immediately below under the heading “Available Information” and “Incorporation of Certain Information by Reference”.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional debt securities, including those to be sold by securityholders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

Unless indicated otherwise, the terms “Cablevision,” the “Company,” “we,” “us,” and “our” each refer collectively to Cablevision Systems Corporation.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Cablevision, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the SEC on February 25, 2010);

(2)	our Current Reports on Form 8-K filed on October 10, 2008 (Exhibits 99.1 and 99.2 only), January 15, 2010, February 10, 2010 and April 2, 2010; and

(3)	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of all the securities covered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714, Phone: (516) 803-2300.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•

competition from existing competitors (such as telephone companies and direct broadcast satellite (“DBS”) operators) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•

demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2009, which we refer to herein as our Form 10-K, incorporated by reference herein;

•	the cost of programming and industry conditions;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described under “Legal Proceedings” in our Form 10-K;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	demand for advertising inventory;

•	demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•

the demand for our programming among cable television system operators, telephone companies, and DBS operators and our ability to maintain and renew affiliation agreements with cable television system operators, telephone companies and DBS operators;

•	market demand for new services;

•

the tax-free treatment of Cablevision’s distribution to its stockholders on February 9, 2010 of all of the outstanding common stock of Madison Square Garden, Inc., a company which owns the sports, entertainment and media businesses previously owned and operated by the Company’s Madison Square Garden segment;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in the cable television, programming, entertainment and newspaper publishing businesses, and our other businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and

•

the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K, and in this prospectus, including under the section “Risk Factors”.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. See “Risk Factors” herein and in our Form 10-K, incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

CABLEVISION

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, LLC, or CSC Holdings, and various of its cable television subsidiaries. As of December 31, 2009, we served approximately 3.1 million cable television subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers. As of that date, our subscribers included approximately 2.9 million digital video subscribers, approximately 2.6 million high speed data customers and approximately 2.1 million voice customers in our market area. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Optimum Lightpath, we provide telephone services and high speed Internet access to the business market in the New York metropolitan area. Through our wholly-owned subsidiary, Rainbow Media Holdings, LLC, or Rainbow Media Holdings, we have ownership interests in companies that produce and distribute national entertainment and regional news programming networks and a cable television advertising sales business. Through our approximate 97% interest in Newsday Holdings LLC, we own interests in the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our telephone number is (516) 803-2300.

USE OF PROCEEDS

Except as otherwise disclosed in the applicable prospectus supplement or term sheet, we intend to use the net proceeds from the sale or resale of the debt securities referenced in this prospectus for general corporate purposes, which may include, among other things, working capital, contributions of capital to our subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES AND DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges on an historical basis for the periods indicated:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Ratio of earnings to fixed charges (1)	1.65	—	1.13	—	—
Deficiency of earnings available to cover fixed charges (1)	—	$(318,254)	—	$(290,927)	$(227,561)

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of pre-tax income (loss) from continuing operations and income (loss) from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to the “Company,” “we,” “our” and “us” refer only to Cablevision Systems Corporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

We may offer debt securities from time to time. The debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. When we use the term “securities” in this prospectus, we mean any of the debt securities we may offer with this prospectus, unless we say otherwise.

This prospectus, including the following description of the terms of the debt securities, sets forth general terms that may apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. The debt securities will be issued under an indenture (the “indenture”) to be dated as of April 2, 2010 between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented from time to time. Subject to certain limitations imposed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the trustee, under the indenture, in its individual or any other capacity, may become the owner or pledgee of our debt securities and may otherwise deal with and collect obligations owed to it by us and may otherwise deal with us with the same rights it would have if it were not the trustee.

The following is a summary of the most important provisions of the indenture. A copy of a form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

Ranking; Issuance In Series

Unless the applicable prospectus supplement specifies otherwise, the debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The indenture does not limit the total amount of debt securities that we may issue under it, and we may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time.

We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal of and any premium on the debt securities of the series is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities of the series bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest accrues, the interest payment dates on which any interest is payable or the method by which such dates will be determined, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•

our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•

if other than in U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on, the debt securities of the series is payable, and the manner of determining an equivalent amount of U.S. dollars;

•

any additions, modifications or deletions in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holder of any debt securities of the series to declare the principal of, and any premium or any interest on, such debt securities immediately due and payable;

•	any trustee, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the series;

•

any terms of any guarantee of the payment of principal, any premium and any interest, with respect to the debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect; and

•

any other terms of the debt securities of the series not inconsistent with the provisions of the indenture, including, without limitation, any securities of our or of another person into which the debt securities of the series are convertible for which the debt securities of the series are exercisable or exchangeable.

Tax Considerations

Important Federal income tax consequences and special considerations applicable to any series of debt securities may be described in the prospectus supplement.

Denominations, Registration, Payment and Transfer

In the absence of any other specification in the form of debt security for any series, the debt securities of each series shall be issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations in an equal aggregate principal amount. Debt securities may also be presented for registration of transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee and duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

For a description of the registration and transfer of debt securities held in book-entry form, see “Legal Ownership and Book-Entry Issuance” below.

We will appoint the trustee as registrar and paying agent under the indenture. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations.

We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

The payment of principal of, and any premium and any interest on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

Certain Definitions

The following definitions are applicable to the indenture. Reference is made to the indenture for the full definition of all such terms.

“Acquired Indebtedness” means Indebtedness of a person (a) existing at the time such person is merged with or into Cablevision or a subsidiary or becomes a subsidiary or (b) assumed in connection with the acquisition of assets from such person.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annualized Operating Cash Flow” means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Capitalized Lease Obligation” means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.

“Cash Flow Ratio” means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of Cablevision and the Restricted Subsidiaries determined on a consolidated basis, but excluding all Interest Swap Obligations entered into by Cablevision or any Restricted Subsidiary and one of the lenders under the credit facility of CSC Holdings outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

“Consolidated Net Tangible Assets” of any person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“CSC Holdings” means CSC Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Cumulative Cash Flow Credit” means the sum of:

•

cumulative Operating Cash Flow during the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, upon the conversion of, or exchange for, Indebtedness of Cablevision or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of Cablevision or CSC Holdings.

For purposes of this definition, the net proceeds in property other than cash received by Cablevision or CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of such property (as determined by our board of directors, whose good faith determination will be conclusive) at the date of receipt by Cablevision or CSC Holdings.

“Cumulative Interest Expense” means, for the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of Cablevision and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

“Debt” with respect to any person means, without duplication, any liability, whether or not contingent:

•

in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond,

•	representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,

•	under Interest Swap Agreements entered into pursuant to CSC Holdings’ credit facility,

•

under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing liabilities would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP), or

•	guarantees of items of other persons which would be included within this definition for such other persons, whether or not the guarantee would appear on such balance sheet.

“Debt” does not include:

•	Disqualified Stock,

•	any liability for federal, state, local or other taxes owed or owing by such person, or

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities.

“Disqualified Stock” means any capital stock of Cablevision or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the relevant series of debt securities.

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date of determination, consistently applied.

“Indebtedness” with respect to any person means the Debt of such person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition) and for purposes of the definition of “Event of Default”, the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Interest Swap Agreement” means an interest swap, cap or collar agreement or similar arrangement among Cablevision and/or any Restricted Subsidiary and one or more banks or financial institutions providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations among Cablevision and/or such Restricted Subsidiary and such banks or financial institutions, either generally or under specific contingencies, as said agreement or arrangement shall be modified and supplemented and in effect from time to time.

“Interest Swap Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of Cablevision; provided that (a) the term “Investment” will not include any transaction that would otherwise constitute an Investment of Cablevision or a subsidiary of Cablevision to the extent that the consideration provided by Cablevision or such subsidiary in connection therewith consists of capital stock of Cablevision (other than Disqualified Stock) and (b) the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A person will be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

“Operating Cash Flow” means, for any period, the sum of the following for Cablevision and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture): (a) aggregate operating revenues minus (b) aggregate operating expenses

(including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of Cablevision or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of Cablevision’s employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by Cablevision or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there will be excluded all management fees until actually paid to Cablevision or any Restricted Subsidiary in cash.

“Permitted Liens” means the following types of Liens:

•	Liens existing on the issuance date of the relevant series of debt securities,

•

Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by Cablevision or a Restricted Subsidiary, or both, of Indebtedness of such entity,

•	Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary,

•	Liens on shares of the capital stock of a subsidiary of Cablevision securing Indebtedness under the credit facility of CSC Holdings or any renewal of or replacement of such credit facility,

•	Liens granted in favor of Cablevision or any Restricted Subsidiary,

•	Liens securing the relevant series of debt securities,

•

Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Cablevision or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of Cablevision or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness,

•	Liens securing Interest Swap Obligations or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System,

•

statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of Cablevision or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings,

•	Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings,

•

zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of Cablevision or any of its Restricted Subsidiaries,

•

Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired,

•	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation,

•

Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business,

•	Leases under which Cablevision or any Restricted Subsidiary is the lessee or the lessor,

•

purchase money mortgages or other purchase money liens (including, without limitation, any Capital Lease Obligations) upon any fixed or capital assets acquired after the issuance date of the relevant series of debt securities, or purchase money mortgages (including, without limitation, Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of Cablevision or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only,

•	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

•

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Cablevision or any of its Restricted Subsidiaries, including rights of offset and set-off,

•

Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause (and successive refinancings thereof), may not exceed 15% of Cablevision’s Consolidated Net Tangible Assets as of the last day of Cablevision’s most recently completed fiscal year for which financial information is available, and

•

any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

“Receivables and Related Assets” means:

•

accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets,

•	equipment,

•	inventory, and

•	proceeds of all of the above.

“Refinancing Indebtedness” means Indebtedness of Cablevision incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the relevant series of debt securities, so long as any such new Indebtedness (a) is made subordinate to the relevant series of debt securities at least to the same extent as the Indebtedness being refinanced and (b) does not (i) have an Average Life less than the Average Life of the Indebtedness being refinanced, (ii) have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

“Restricted Payment” means:

•	any Stock Payment by Cablevision or a Restricted Subsidiary,

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the relevant series of debt securities; provided, however, that any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the relevant series of debt securities will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of Cablevision and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of Cablevision or warrants, rights or options to acquire capital stock of Cablevision or (y) any source of funds other than the incurrence of Indebtedness (it being understood that the use of such funds to repay Indebtedness that is later reborrowed to redeem, purchase, defease or otherwise acquire or retire the subordinate Indebtedness shall be considered a source of funds other than the incurrence of Indebtedness), or

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement.

Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to Cablevision or any other Restricted Subsidiary or (b) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Restricted Subsidiary” means CSC Holdings and any other subsidiary of Cablevision, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by Cablevision as a “Restricted Subsidiary”; provided, however, that no subsidiary other than CSC Holdings that is not a Securitization Subsidiary can be or remain so designated unless (a) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by Cablevision or another Restricted Subsidiary and (b) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

•	paying dividends or making any distribution on such subsidiary’s capital stock or other equity securities or paying any Indebtedness owed to Cablevision or to any Restricted Subsidiary,

•	making any loans or advances to Cablevision or any Restricted Subsidiary or

•	transferring any of its properties or assets to Cablevision or any Restricted Subsidiary

(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that Cablevision may, from time to time, redesignate any Restricted Subsidiary other than CSC Holdings as an Unrestricted Subsidiary in accordance with the provisions of the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Cablevision or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets) and (b) none of Cablevision or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Indebtedness” means, with respect to any person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such person; provided that Senior Indebtedness will not include:

•

any Indebtedness of such person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the relevant series of debt securities,

•	any guarantee of Indebtedness of any subsidiary of such person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary,

•	any obligation of such person to any subsidiary of such person or, in the case of a Restricted Subsidiary, to Cablevision or any other subsidiary of Cablevision, or

•	any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person.

“Stock Payment” means, with respect to any person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such person), or the making by such person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

“Unrestricted Subsidiary” means any subsidiary of Cablevision that is not a Restricted Subsidiary.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of Cablevision and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

At December 31, 2009, the Cash Flow Ratio was 4.73 to 1.0.

Limitation on Restricted Payments. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment or (2) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 2009 would exceed the sum of:

(a)	$5,600,000,000, plus

(b)	an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this “Limitation on Restricted Payments” covenant, the amount of any Restricted Payment, if other than cash, will be based upon fair market value as determined by our board of directors, whose good faith determination will be conclusive.

The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions, (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision and (3) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clause (2) or (3) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

For the purposes of the provisions above, the net proceeds from the issuance of shares of Cablevision’s capital stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, Cablevision receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive). If Cablevision makes a Restricted Payment which, at the time of the making of such Restricted Payment, would be in Cablevision’s good faith determination permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Cablevision’s financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

As of December 31, 2009, we would have been permitted to make Restricted Payments of approximately $6.2 billion.

Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) make any Investment or (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date of the indenture or trade credit extended on usual and customary terms in the ordinary course of business.

Transactions with Affiliates. The indenture provides that Cablevision will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of Cablevision that is not a subsidiary of Cablevision, having a value, or for consideration having a value, in excess of $25,000,000 individually or in the aggregate unless Cablevision’s board of directors or any duly authorized committee of Cablevision’s board of directors makes a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to Cablevision or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under “— Limitation on Restricted Payments.”

Limitation on Liens. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the debt securities of any series, the debt securities of such series are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the debt securities of such series are equally and ratably secured.

Consolidation, Merger and Sale of Assets

Cablevision may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless: (1) the person formed by or surviving any such consolidation or merger (if other than Cablevision) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of Cablevision under the debt securities and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (3) immediately after such transaction, and after giving effect thereto, the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.

Events of Default

The following are Events of Default with respect to any series of debt securities under the indenture:

(1) default for 30 days in payment of interest on any of the debt securities of that series,

(2) default in payment of principal of any of the debt securities of that series at maturity, upon acceleration or otherwise,

(3) failure to comply with any other covenant or agreement of Cablevision under the indenture in respect of the debt securities of that series, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture,

(4) default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by Cablevision or a Restricted Subsidiary in an aggregate amount of $25,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which Cablevision or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which Cablevision or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness,

(5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against Cablevision or any Restricted Subsidiary in an aggregate amount exceeding $25,000,000, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and

(6) certain events of bankruptcy, insolvency or reorganization with respect to Cablevision.

If an Event of Default (other than as specified in (6) above) occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, by written notice to Cablevision (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the debt securities of such series to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable ten days after receipt by Cablevision of such written notice. No action on the part of the trustee or any holder of the debt securities is required for such acceleration if an Event of Default specified in (6) above has occurred and is continuing. Any Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

The holders of at least a majority in principal amount of the debt securities of any series may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A declaration of acceleration by holders because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the debt securities and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the debt securities of any series also have the right to waive certain past defaults under the indenture.

No holder of debt securities of any series issued under the indenture has any right to institute any proceeding with respect to debt securities of such series, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding debt securities of such series have made written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as the trustee under the indenture, and (3) the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of such series a direction inconsistent with such request and (4) the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after the respective due dates expressed in such security.

During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series under the indenture.

Cablevision is required to furnish to the trustee an annual statement as to the performance by Cablevision of its obligations under the indenture and as to any default in such performance.

Defeasance

Cablevision at any time may terminate all of its obligations with respect to the debt securities of any series (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities. Cablevision may also at any time terminate all obligations under the covenants set forth in the indenture with respect to any series of debt securities, which are described under “— Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance, (1) Cablevision must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the debt securities of the series being defeased to redemption or maturity (the “Defeasance Trust”), (2) Cablevision must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) Cablevision must comply with certain other conditions.

Modification and Waiver

Modifications and amendments of the indenture or of debt securities of any series issued thereunder may be made by Cablevision and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the proposed modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holders of all then outstanding debt securities of the affected series,

•	change the stated maturity of the principal of, or any installment of interest on, a debt security of that series,

•	reduce the principal amount of or interest on a debt security of that series,

•	change the coin or currency in which a debt security of that series or the interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to a debt security of that series after the stated maturity,

•

reduce the percentage in principal amount of the debt securities of that series and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults, or

•

modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding debt securities required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby.

The holders of a majority in aggregate principal amount of the debt securities of any series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered debt securities issued in global — i.e., book-entry form. First we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global debt securities.

Who Is the Legal Owner of a Registered Debt Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each debt security in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

Street Name Owners

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our obligations as well as the obligations of the trustee under any indenture and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the debt securities. We have no obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exchange or convert a debt security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the “depositary” for that debt security. A debt security will usually have only one depositary but it may have more.

Each series of debt securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the debt securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your debt securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities of the same kind that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your debt securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “— Who Is the Legal Owner of a Registered Debt Security?”;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Debt Security?”.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15-20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act, as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for the Company by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Cablevision Systems Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Newsday Media Group included in Exhibit 99.1 to the Current Report on Form 8-K of Cablevision Systems Corporation and CSC Holdings, Inc. dated October 10, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which, except for the SEC registration fee, are estimated) to be incurred by Cablevision in connection with the issuance and distribution of an assumed amount of $500,000,000 of debt securities registered under this registration statement:

	Amount to be paid
SEC registration fee	$0	*
FINRA fees and expenses	0
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
Printing fees	100,000
Rating agency fees	150,000
Trustee’s fees and expenses	25,000
Miscellaneous	75,000
Total	$750,000

*	Deferred in accordance with Rule 456(b) and Rule 457(r).

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The first paragraph of Article Ninth of Cablevision’s Certificate of Incorporation provides:

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

Article VIII of the By-Laws of Cablevision provides:

A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Cablevision has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Cablevision maintains directors’ and officers’ liability insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision’s Certificate of Incorporation provides for such limitation of liability.

Item 16.	Exhibits

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
1.1	Form of Underwriting Agreement for debt securities.	*
4.1	Indenture between the registrant and U.S. Bank National Association, as trustee.	**
5.1	Opinion of Sullivan & Cromwell LLP.	**
12.1	Computation of ratios of earnings to fixed charges.	**
23.1	Consent of KPMG LLP.	**
23.2	Consent of PricewaterhouseCoopers LLP.	**
23.3	Consent of Sullivan & Cromwell LLP.	Included in Exhibit 5.1
24.1	Power of Attorney.	Included on signature page
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association to act as trustee for the Senior Debt Securities.	**

*	To be filed as an exhibit to a Current Report on Form 8-K in connection with a specific offering and incorporated herein by reference.
**	Filed herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act, to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethpage, State of New York, on the 31 day of March, 2010.

Cablevision Systems Corporation

By:	/S/ MICHAEL P. HUSEBY
Michael P. Huseby
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint James L. Dolan and Michael P. Huseby and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/S/ JAMES L. DOLAN James L. Dolan	Chief Executive Officer, President and Director (Principal Executive Officer)	April 2, 2010

/S/ MICHAEL P. HUSEBY Michael P. Huseby	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2010

/S/ WM. KEITH HARPER Wm. Keith Harper	Senior Vice President and Controller (Principal Accounting Officer)	April 2, 2010

/S/ CHARLES F. DOLAN Charles F. Dolan	Chairman of the Board of Directors	April 2, 2010

/S/ RAND ARASKOG Rand Araskog	Director	April 2, 2010

/S/ FRANK BIONDI Frank Biondi	Director	April 2, 2010

Signature	Title	Date

/S/ ZACHARY C. CARTER Zachary C. Carter	Director	March 29, 2010

/S/ DEBORAH DOLAN-SWEENEY Deborah Dolan-Sweeney	Director	April 2, 2010

/S/ KATHLEEN M. DOLAN Kathleen M. Dolan	Director	March 26, 2010

/S/ MARIANNE DOLAN WEBER Marianne Dolan Weber	Director	April 2, 2010

/S/ PATRICK F. DOLAN Patrick F. Dolan	Director	March 26, 2010

/S/ THOMAS C. DOLAN Thomas C. Dolan	Director	April 2, 2010

/S/ BRAD DORSOGNA Brad Dorsogna	Director	April 2, 2010

/S/ CHARLES D. FERRIS Charles D. Ferris	Director	April 2, 2010

/S/ THOMAS V. REIFENHEISER Thomas V. Reifenheiser	Director	April 2, 2010

/S/ JOHN R. RYAN John R. Ryan	Director	April 2, 2010

/S/ BRIAN S. SWEENEY Brian S. Sweeney	Director	April 2, 2010

/S/ VINCENT TESE Vincent Tese	Director	April 2, 2010

/S/ DR. LEONARD TOW Dr. Leonard Tow	Director	April 2, 2010